Registration No. 333-_____

    As filed with the Securities and Exchange Commission on January 26, 2005


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  ATTUNITY LTD
             (Exact name of registrant as specified in its charter)


                Israel                                   Not Applicable
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

              Einstein Building, Tirat Carmel, Haifa 39101, Israel
               (Address of Principal Executive Offices) (Zip Code)


                    ATTUNITY LTD YEAR 2001 STOCK OPTION PLAN

                ATTUNITY LTD - THE 2003 ISRAELI SHARE OPTION PLAN
                            (Full title of the plan)


                                  Attunity Inc.
                   Attn.: Ofer Segev, Chief Financial Officer
                                 40 Audubon Road
                         Wakefield, Massachusetts 01880
                      (Name, address of agent for service)

                                 (781) 213-5200
          (Telephone number, including area code, of agent for service)

                                    Copy to:

                            Steven J. Glusband, Esq.
                          Carter Ledyard & Milburn LLP
                                  2 Wall Street
                            New York, New York 10005
                                 (212) 732-3200

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                                        Proposed
                                                                        maximum       Proposed
                                                        Amount          offering       maximum         Amount of
                                                        to be          price per      aggregate       registration
      Title of securities to be registered          registered (1)       share     offering price       Fee (7)
----------------------------------------------------------------------------------------------------------------------
Ordinary shares, par value NIS 0.10 per share
.............                                        1,146,896 (2)     $2.55 (5)    $2,924,584          $344.22
Ordinary shares, par value NIS 0.10 per share
.............                                           30,000 (3)     $0.82 (6)       $24,600            $2.89
Ordinary shares, par value NIS 0.10 per share
.............                                          200,000 (3)     $0.91 (6)      $182,000           $21.42
Ordinary shares, par value NIS 0.10 per share
.............                                           16,000 (3)     $1.15 (6)       $18,400            $2.17
Ordinary shares, par value NIS 0.10 per share
.............                                           10,000 (3)     $1.34 (6)       $13,400            $1.58
Ordinary shares, par value NIS 0.10 per share
.............                                          358,500 (3)     $1.42 (6)      $509,070           $59.92
Ordinary shares, par value NIS 0.10 per share
.............                                          399,500 (4)     $1.42 (6)      $567,290           $66.77
Ordinary shares, par value NIS 0.10 per share
.............                                          400,000 (3)     $1.75 (6)      $700,000           $82.39
Ordinary shares, par value NIS 0.10 per share
.............                                          240,000 (3)     $1.92 (6)      $537,600           $63.27
Ordinary shares, par value NIS 0.10 per share
.............                                           40,000 (4)     $1.92 (6)       $76,800            $9.04
Ordinary shares, par value NIS 0.10 per share
.............                                           63,500 (3)     $2.30 (6)      $146,050           $17.19
Ordinary shares, par value NIS 0.10 per share
.............                                          811,000 (4)     $2.30 (6)    $1,865,300          $219.55
Ordinary shares, par value NIS 0.10 per share
.............                                           15,000 (4)     $2.43 (6)       $36,450            $4.29
Ordinary shares, par value NIS 0.10 per share
.............                                          150,000 (3)     $2.46 (6)      $369,000           $43.43
Ordinary shares, par value NIS 0.10 per share
.............                                          140,000 (4)     $2.46 (6)      $344,400           $40.54
Ordinary shares, par value NIS 0.10 per share
.............                                           20,000 (3)     $3.13 (6)       $62,600            $7.37
---------------------------------------------------------------------------------------------------------------
Total ............                                  4,038,396           N/A        $8,377,544          $986.04
===============================================================================================================

(1) In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant's ordinary shares, par value NIS 0.10 per share (the "Ordinary Shares") that may be offered or issued pursuant to the Attunity Ltd Year 2001 Stock Option Plan and the Attunity Ltd - The 2003 Israeli Share Option Plan by reason of stock splits, stock dividends or similar transactions.

(2) Issuable under options that may be granted in the future under the Attunity Ltd Year 2001 Stock Option Plan and the Attunity Ltd - The 2003 Israeli Share Option Plan.

(3) Issuable under options granted under the Attunity Ltd Year 2001 Stock Option Plan.

(4) Issuable under options granted under the Attunity Ltd - The 2003 Israeli Share Option Plan.

(5) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, the proposed maximum offering price per share is calculated based on the basis of the average of the daily high and low sale prices ($2.59 and $2.51, respectively) of an Ordinary Share as quoted on the NASDAQ National Market on January 20, 2005.

(6) Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the relevant option.

(7) Calculated pursuant to Section 6(b) of the Securities Act of 1933 as follows: proposed maximum aggregate offering price multiplied by 0.0001177.

               ---------------------------------------------------

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

               ---------------------------------------------------


                                EXPLANATORY NOTE
                                ----------------

         The purpose of this Registration Statement on Form S-8 is to register 4,038,396 Ordinary Shares for issuance under the Attunity Ltd Year 2001 Stock Option Plan and the Attunity Ltd - The 2003 Israeli Share Option Plan, which are issuable as follows:

         The Attunity Ltd Year 2001 Stock Option Plan, or the 2001 Plan, authorized the grant of options to purchase up to 1,000,000 Ordinary Shares and was amended such that an additional 1,000,000 Ordinary Shares may be issued thereunder, subsequent to which up to 2,000,000 Ordinary Shares were issuable under the 2001 Plan.

         The Attunity Ltd - The 2003 Israeli Share Option Plan , or the 2003 Plan, authorized the grant of options to purchase up to 1,500,000 Ordinary Shares. The adoption of the 2003 Plan did not increase the total number of ordinary shares reserved for issuance under the Registrant's stock option plans, but rather Ordinary Shares available for grant under the Registrant's other outstanding stock option plans may be rolled over into the 2003 Plan according to a resolution of the Registrant's Board of Directors from time to time. The Registrant is registering under this Registration Statement on Form S-8 an aggregate 816,896 Ordinary Shares, of which 400,916 Ordinary Shares were originally reserved for issuance under the Attunity Ltd (f/k/a ISG International Software Group Ltd.) 1994 Stock Option Plan and 437,480 Ordinary Shares were originally reserved for issuance under the Attunity Ltd (f/k/a ISG International Software Group Ltd.) 1998 Stock Option Plan and have now been added to the 2003 Plan.

         In August 2004, the Registrant's shareholders approved an amendment to the 2001 Plan and 2003 Plan to provide for the issuance thereunder of an additional 600,000 Ordinary Shares, such shares to be allocated between the two plans as determined by the Registrant's Board of Directors from time to time.

         In December 2004, the Registrant's shareholders approved a further amendment to the 2001 Plan and 2003 Plan to provide for the issuance thereunder of an additional 600,000 Ordinary Shares, such shares to be allocated between the two plans as determined by the Registrant's Board of Directors from time to time.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE


         The following documents filed by the Registrant with the Securities Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File No. 000-20892), are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 20-F/A for the fiscal year ended December 31, 2003 filed with the Commission on November 22, 2004;

         (b) The Registrant's Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on January 29, 2004, February 5, 2004, March 11, 2004, March 31, 2004, May 11, 2004, August 10,
                2004, August 16, 2004, September 10, 2004, October 29, 2004,
                November 19, 2004, December 2, 2004 and December 9, 2004and the Registrant's Report of Foreign Private Issuer on Report on Form 6-K/A submitted to the SEC on November 17, 2004.

         (c) The description of the Registrant's Ordinary Shares contained in the Item 1 of Registrant's registration statement on Form 8-A filed with the Commission on December 17, 1991.

         All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant's Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.  DESCRIPTION OF SECURITIES

         Not applicable.

Item 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

         Not applicable.

Item 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Exculpation  of Office Holders

         The Israeli Companies Law provides that an Israeli company cannot exculpate an office holder from liability with respect to a breach of his duty of loyalty, but may, if permitted by its articles of association, exculpate in advance an office holder from his liability to the company, in whole or in part, with respect to a breach of his duty of care. Our articles of association permit us to exculpate an officer to the maximum extent permitted by the Israeli Companies Law.

         Insurance of Office Holders

         The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders with respect to an act performed by him in his capacity as an office holder, for:

          o    breach of his duty of care to us or to another person;

          o breach of his duty of loyalty to us, provided that the office holder acted in good faith and had reasonable cause to assume that his act would not prejudice our interests; or

          o a financial liability imposed upon him in favor of another person.

         Our articles of association provide that we may enter into a contract for the insurance of the liability, in whole in part, of any of our office holders, to the maximum extent permitted by the Israeli Companies Law.

         Indemnification of Office Holders

         In accordance with the Israeli Companies Law, our articles of association provide that we may, with respect to an act performed by an office holder in such capacity, (i) undertake in advance to indemnify an office holder, provided that the undertaking shall be restricted to foreseeable events and up to a feasible amount, as determined by our board of directors; and (ii) indemnify an office holder retroactively; against:

          o a financial liability imposed on him in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court; and

          o reasonable litigation expenses, including attorneys' fees, expended by such office holder or charged to him by a court, in a proceeding we instituted against him or instituted on our behalf or by another person, or in a criminal charge from which he was acquitted or in which he was convicted of an offense that does not require proof of criminal intent.

         Limitations on Exculpation, Insurance and Indemnification

         The Israeli Companies Law provides that a company may not indemnify an office holder, nor exculpate an office holder, nor enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of certain improper actions.

         Pursuant to the Israeli Companies Law, exculpation of, procurement of insurance coverage for, and an undertaking to indemnify or indemnification of, our office holders must be approved by our audit committee and our board of directors and, if such office holder is a director, also by our shareholders.

         We have undertaken to indemnify our office holders to the fullest extent permitted by law. We currently maintain directors and officers liability insurance with a per claim and aggregate coverage limit of $10 million including legal costs incurred in Israel.


Item 7.  EXEMPTION FROM REGISTRATION CLAIMED

         Not applicable.

Item 8.  EXHIBITS.

         4.1      Memorandum of Association (1)

         4.2      Articles of Association, as amended (2)

         4.3      Attunity Ltd Year 2001 Stock Option Plan

         4.4      Attunity Ltd - The 2003 Israeli Share Option Plan

         5        Opinion of Goldfarb, Levy, Eran & Co.

         23.1     Consent of Goldfarb, Levy, Eran & Co. (contained in Exhibit 5)

         23.2     Consent of Kost Forer Gabbay & Kasierer

         24       Power of Attorney (see Page 9)

         ----------------------------------------
         (1) Filed as a Exhibit 3.1 to the Registrant's Registration Statement on Form F-1, registration number 33-54020, filed on October 30, 1992, and incorporated herein by reference.
         (2) Filed as Exhibit 3.2 to the Registrant's Annual Report on Form 20-F for the year ended December 31, 2000, filed on July 13, 2001, and incorporated herein by reference.

Item 9.  UNDERTAKINGS

         (a) The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

                           provided, however, that paragraphs (a)(l)(i) and
                  (a)(l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
                  Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Israel on this 25th day of January, 2005.


                                            Attunity Ltd

                                            By: /s/ Itzhak (Aki) Ratner
                                                -----------------------
                                            Name:  Itzhak (Aki) Ratner
                                            Title: Chief Executive Officer

                               POWERS OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Attunity Ltd, an Israeli company (the "Company"), hereby constitute and appoint Yitzhak (Aki) Ratner and Ofer Segev, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in either or both of them, to sign for the undersigned and in their respective names as officers and as directors of the Company, a Registration Statement on Form S-8 (or other appropriate form) (the "Registration Statement") relating to the proposed issuance of Ordinary Shares, par value NIS 0.10 per share, of the Company pursuant to the exercise of stock options and other awards granted under the Attunity Ltd Year 2001 Stock Option Plan and the Attunity Ltd - The 2003 Israeli Stock Option Plan (or any and all amendments, including post-effective amendments, to the Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                 Title                                 Date
---------                 -----                                 ----

/s/Shimon Alon            Chairman of the Board of Directors    January 25, 2005
--------------
Shimon Alon

/s/Itzhak (Aki) Ratner    Chief Executive Officer and Director  January 25, 2005
----------------------
Itzhak (Aki) Ratner

/s/Ofer Segev             Chief Financial Officer               January 25, 2005
-------------
Ofer Segev

/s/Dov Biran              Director                              January 25, 2005
------------
Dov Biran

______________________    Director
Dan Falk

______________________    Director
Anat Segal

/s/Ron Zuckerman          Director                              January 25, 2005
----------------
Ron Zuckerman

______________________    Director
Zamir Bar-Zion

Attunity Inc.             Authorized Representative in
                          the United States
By: /s/Ofer Segev                                               January 25, 2005
    -------------
Name: Ofer Segev
Title:   Chief Financial Officer